EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

WASHINGTON MUTUAL, INC.

and

PROVIDIAN FINANCIAL CORPORATION

Dated as of June 5, 2005

INDEX OF DEFINED TERMS

Account Agreement	26
Accounts	26
Acquisition Proposal	42
Adverse Development	28
Agreement	1
Articles of Merger	1
Bank’s Interest	28
BHC Act	9
Business Day	2
Capitalization Date	9
Cardholder	26
Cash Consideration	2
Cash Ratio	3
Certificate	6
Certificate of Merger	1
Change in Providian Recommendation	42
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	42
Continuing Employees	44
Controlled Group Liability	18
Converted Award	5
Converted Option	4
Convertible Notes	10
Credit Card	26
Credit Card Associations	27
Delaware Secretary	1
Derivative Transactions	21
DGCL	1
Dissenting Shareholder	3
Dissenting Shares	3
Effective Time	1
Environmental Laws	23
ERISA	17
Exchange Act	13
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	3
Excluded Plans	45
FDIC	9
GAAP	8
Governmental Entity	12
HOLA	30
HSR Act	12
Indemnified Parties	46
Insurance Amount	47
Intellectual Property	24
Liens	10
Material Adverse Effect	8
Materially Burdensome Regulatory Condition	41
Merger	1
Merger Consideration	3
NYSE	3
Other Regulatory Approvals	12
OTS	12
PBGC	18
Per Share Amount	3
PNB	1
Pooling and Servicing Agreement	29
Providian	1
Providian Common Stock	2
Providian Contract	20
Providian Disclosure Schedule	10
Providian ESPP	5
Providian Insiders	49
Providian Master Trust	28
Providian Option	4
Providian Owner Trust	29
Providian Preferred Stock	9
Providian Rights	2
Providian SEC Reports	13
Providian Securitization Documents	28
Providian Securitization Interests	28
Providian Securitization Receivables	29
Providian Stock Plans	4
Providian Stock-Based Award	5
Providian Stockholders Meeting	42
Proxy Statement/Prospectus	12
PTO	45
Regulatory Agreement	29
Representatives	47
Requisite Regulatory Approvals	50
Rights Plan	10
S-4	12
SEC	12
Section 16 Information	49
Securities Act	13
Servicer Default	29

Servicer Default or Termination	28
Stock Consideration	3
Stock Ratio	3
Subsidiary	9
Subsidiary Merger	1
Superior Proposal	43
Supplement	29
Supplemental Interest	29
Surviving Company	1
Tax Return	17
Taxes	17
Termination Fee	53
Washington Mutual	1
Washington Mutual Common Stock	2
Washington Mutual Disclosure Schedule	30
Washington Mutual Plans	45
Washington Mutual Rights	2
Washington Mutual Rights Agreement	30
Washington Mutual SEC Reports	32
Washington Mutual Share Price	3
Washington Secretary	1
WBCA	1
WMB	1

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AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2005 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between WASHINGTON MUTUAL, INC., a Washington corporation (“Washington Mutual”), and PROVIDIAN FINANCIAL CORPORATION, a Delaware corporation (“Providian”).

          The respective Boards of Directors of each of Washington Mutual and Providian have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transactions provided for herein pursuant to which Providian will merge with and into Washington Mutual (the “Merger”) and immediately thereafter Providian National Bank (“PNB”) will merge (the “Subsidiary Merger”) with and into Washington Mutual Bank, FA (“WMB”).

          It is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

          Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.	THE MERGER

          1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Washington Business Corporation Act (the “WBCA”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as hereinafter defined) Providian shall merge (the “Merger”) with and into Washington Mutual. Washington Mutual shall be the surviving corporation (hereinafter sometimes called the “Surviving Company”) in the Merger, and shall continue its corporate existence under the laws of the State of Washington. The name of the Surviving Company shall be Washington Mutual. Upon consummation of the merger, the separate corporate existence of Providian shall terminate.

          1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) which shall be filed with the Secretary of State of the State of Washington (the “Washington Secretary”) and in the certificate of merger (the “Certificate of Merger”) which shall be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), on the Closing Date (as hereinafter defined). The term “Effective Time” shall mean the time on the Closing Date when the Merger becomes effective, as set forth in the Articles of Merger and the Certificate of Merger.

          1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCA and the DGCL.

          1.4 Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 9:00 a.m. Pacific time on the date that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Washington Secretary or the Delaware Secretary is closed.

          1.5 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Washington Mutual, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Company, until thereafter amended in accordance with applicable law.

          1.6 Bylaws. At the Effective Time, the Bylaws of Washington Mutual, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company, until thereafter amended in accordance with applicable law.

          1.7 Board of Directors. The directors of Washington Mutual immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

2.	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

          2.1 Conversion of Providian Capital Stock. At the Effective Time, without any action on the part of Washington Mutual, Providian or the holder of any of the shares of common stock of Providian, the Merger shall be effected in accordance with the following terms:

          (a) All shares of common stock, par value $0.01 per share, of Providian (the “Providian Common Stock”) owned directly by Providian (including treasury shares) or Washington Mutual (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for shares of common stock, no par value, of Washington Mutual (“Washington Mutual Common Stock”), cash or other consideration.

          (b) Each outstanding share of Providian Common Stock (other than Dissenting Shares (as hereinafter defined)) together with the associated rights (the “Providian Rights”) issued pursuant to the Providian Rights Plan (as hereinafter defined) shall, subject to Section 2.2, be converted into and become the right to receive (i) an amount in cash, without interest (the “Cash Consideration”) equal to the Per Share Amount and (ii) the number of shares of Washington Mutual Common Stock equal to the product of the Exchange Ratio and the Stock Ratio, together with the requisite number of rights (the “Washington Mutual Rights”) issued pursuant to the Washington Mutual Rights Agreement (as hereinafter defined) (the “Stock

Consideration” and, together with the Cash Consideration and the consideration provided for in Section 2.2, the “Merger Consideration”).

          “Cash Ratio” shall mean 0.11.

          “Exchange Ratio” shall mean 0.45.

          “Per Share Amount” shall mean the product obtained by multiplying (x) the product of the Exchange Ratio and the Cash Ratio by (y) the Washington Mutual Share Price.

          “Stock Ratio” shall mean 0.89.

          “Washington Mutual Share Price” shall mean the average of the closing sale prices of one share of Washington Mutual Common Stock for the ten trading days immediately preceding the Closing Date on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal.

          (c) The Exchange Ratio set forth above shall be subject to appropriate and proportionate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Washington Mutual Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in Washington Mutual’s capitalization.

          (d) Each outstanding share of Providian Common Stock held by a holder who has perfected such holder’s right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted pursuant to the DGCL. Providian shall give Washington Mutual prompt notice upon receipt by Providian of any such demands for payment of the fair value of such shares of Providian Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter referred to as a “Dissenting Shareholder”), and Washington Mutual shall have the right to participate in all negotiations and proceedings with respect to any such demands. Providian shall not, except with the prior written consent of Washington Mutual, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL.

          (e) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s rights under Section 262 of the DGCL, such holder’s shares of Providian Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, as set forth in this Section 2.1, without any interest thereon.

          2.2 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Washington Mutual Common

Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Washington Mutual Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Providian Common Stock owned by such holder at the Effective Time) by the Washington Mutual Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

          2.3 Washington Mutual Common Stock; Washington Mutual Preferred Stock. At and after the Effective Time, each share of Washington Mutual Common Stock and each share of preferred stock of Washington Mutual, if any, issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of Washington Mutual and shall not be affected by the Merger.

          2.4 Treatment of Options and Other Stock-Based Awards.

          (a) At the Effective Time, each option granted by Providian to purchase shares of Providian Common Stock (each a “Providian Option”) which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Providian Common Stock and shall vest and be converted automatically into an option to purchase a number of shares of Washington Mutual Common Stock (a “Converted Option”) at an exercise price determined as provided below (and the Converted Option otherwise shall remain subject to the terms of the Providian 1997 Stock Option Plan, the Providian Stock Ownership Plan, the Providian Amended and Restated 2000 Stock Incentive Plan, and the Providian 1999 Non-Officer Equity Incentive Plan, as applicable, (collectively, and in each case as the same may be amended to the date hereof, the “Providian Stock Plans”), and the agreements or letters evidencing grants thereunder):

     (i) the number of shares of Washington Mutual Common Stock to be subject to the Converted Option shall be equal to the product of (x) the number of shares of Providian Common Stock subject to the Providian Option and (y) the Exchange Ratio, provided that any fractional shares of Washington Mutual Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

     (ii) the exercise price per share of Washington Mutual Common Stock under the Converted Option shall be equal to the exercise price per share of Providian Common Stock under the Providian Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

          In the case of any Providian Options which are “incentive stock options” (as defined in Section 422 of the Code), the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code and to avoid a “modification” of any such option under Code Section 424(h). In all events, Providian Options shall be converted into Converted Options in such a manner as to be compliant with Section 409A of the Code and any guidance issued thereupon by the U.S. Department of Treasury. Except as otherwise provided in this Section 2.4, the duration and other terms of each Converted Option shall be the same as the applicable Providian Option except that all references to Providian shall be deemed to be references to Washington Mutual.

          (b) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Providian Common Stock or benefits measured by the value of a number of shares of Providian Common Stock, and each award of any kind consisting of shares of Providian Common Stock, granted under the Providian Stock Plans (including restricted stock units, deferred stock units, phantom stock units and dividend equivalents), other than restricted stock (which shall vest and be treated the same as outstanding shares of Providian Common Stock in accordance with Section 2.1) and Providian Options (each, a “Providian Stock-Based Award”), which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Providian Common Stock and shall vest and be converted, at the Effective Time, into a right or award with respect to a number of shares of Washington Mutual Common Stock (a “Converted Award”) equal to the product of (x) the number of shares of Providian Common Stock subject to the Providian Stock-Based Award and (y) the Exchange Ratio, provided that any fractional shares of Washington Mutual Common Stock resulting from such multiplication shall be rounded down to the nearest whole share (and the Converted Awards otherwise shall remain subject to the terms of the Plans and the agreements or letters evidencing grants thereunder).

          (c) The foregoing provisions of Section 2.4(a) and (b) shall not apply to the 1997 Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code (the “Providian ESPP”). The Providian ESPP and all outstanding rights thereunder shall terminate at the Effective Time and the offering periods thereunder shall be deemed to end on the NYSE trading day immediately prior to the Effective Time, and the rights of each participating Providian employee then outstanding shall be deemed to be automatically exercised on such NYSE trading day. On such trading day, each participating Providian employee will be credited with the number of shares of Providian Common Stock purchased for his or her account(s) under the Providian ESPP during such offering period. The Board of Directors of Providian shall send written notice of the Merger that will result in the termination of the Providian ESPP to all participating Providian employees not later than ten (10) Business Days prior to the Effective Time.

          (d) Except as provided herein or as otherwise agreed to by the parties, Providian shall ensure that following the Effective Time no holder of a Providian Option nor any holder of any Providian Stock-Based Award shall have any right to acquire equity securities of Providian or the Surviving Corporation (except to the extent required under any qualified plan maintained by Providian or any of its Subsidiaries). Promptly, but in any event within two Business Days, following the Effective Time, Washington Mutual shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Washington Mutual Common Stock subject to such Converted Options and Converted Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Options and Converted Awards remain outstanding.

          2.5 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

          2.6 Reservation of Right to Revise Structure. Washington Mutual may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including to provide for a merger of Providian with a wholly owned subsidiary of Washington Mutual; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration, (b) adversely affect the anticipated tax consequences of the Merger to the holders of Providian Common Stock as a result of receiving the Merger Consideration or (c) materially impede or delay consummation of the Merger. In the event Washington Mutual elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

3.	EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

          3.1 Washington Mutual to Make Merger Consideration Available. At or promptly after the Effective Time, Washington Mutual shall deposit, or shall cause to be deposited, with a bank or trust company designated by Washington Mutual and reasonably acceptable to Providian (the “Exchange Agent”), for the benefit of the holders of certificates or evidence of shares in book-entry form which immediately prior to the Effective Time evidenced shares of Providian Common Stock (each a “Certificate”), for exchange in accordance with this Section 3, certificates representing the Stock Consideration and an amount of cash sufficient to make all payments pursuant to Sections 2.1 and 2.2 (such cash and certificates for shares of Washington Mutual Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The cash deposited with the Exchange Agent pursuant to this Section 3.1 shall be invested by the Exchange Agent as directed by Washington Mutual. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to the Surviving Company.

          3.2 Exchange of Shares.

          (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment or issuance of the Merger Consideration. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Washington Mutual Common Stock (if any) to which such former holder of Providian Common Stock shall have become entitled pursuant to the provisions of Section 2 hereof, and (ii) a check representing the amount of cash (including the Cash Consideration and cash payable in lieu of fractional shares of Washington Mutual Common Stock), which such former holder has the right to receive pursuant to the provisions of Section 2 hereof, in each case, in respect of the Certificate surrendered pursuant to the provisions of this Section 3, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration or the cash payable in lieu of fractional shares.

          (b) No dividends or other distributions with a record date after the Effective Time with respect to Washington Mutual Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3. After the surrender of a Certificate in accordance with this Section 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Washington Mutual Common Stock represented by such Certificate.

          (c) If payment or issuance of the Merger Consideration is to be made to any person other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the payment or issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment or issuance of the Merger Consideration to any person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Providian of the shares of Providian Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Section 3.

          (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Providian for six months after the Effective Time shall be paid, at the request of Washington Mutual, to Washington Mutual. Any stockholders of Providian who have not theretofore complied with this Section 3 shall thereafter look only to Washington Mutual for payment or issuance of the Merger Consideration and unpaid dividends and distributions on the Washington Mutual Common Stock deliverable in respect of each share of Providian Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Washington Mutual, Providian, the Exchange Agent or any other person shall be liable to any former holder of shares of Providian Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Washington Mutual, the posting by such person of a bond in such amount as Washington Mutual may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

          (g) Washington Mutual or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Providian Common Stock such amounts as Washington Mutual (or any affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Washington Mutual or the Exchange Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Providian Common Stock in respect of whom such deduction and withholding were made by Washington Mutual or the Exchange Agent.

4. REPRESENTATIONS AND WARRANTIES OF PROVIDIAN.

          Except as otherwise specified in a correspondingly enumerated section of the Providian Disclosure Schedule (as defined below), Providian hereby represents and warrants to Washington Mutual as follows:

          4.1 Corporate Organization.

          (a) Providian is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Providian has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Providian. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Providian, Washington Mutual or the Surviving Corporation, as the case may be, (i) a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, or (ii) a material adverse effect on such party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (A) any change in banking, savings association and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (C) the announcement of this Agreement or any action of either party or any Subsidiary thereof required to be taken by it under this Agreement and (D) any changes in general economic conditions affecting banks, credit card companies, savings associations, or their holding companies generally (including changes in the prevailing interest rates), provided that the effect of such changes described in this clause (D) (including changes in the interest rates) shall not be excluded to the extent of the materially disproportionate impact (if any) they have on such party as measured relative to similarly situated companies in that party’s segment of the financial services industry.

          (b) Providian is not required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), by virtue of the exemption set forth in §4(f) thereof. The copies of the Certificate of Incorporation and Bylaws of Providian which have previously been made available to Washington Mutual are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

          (c) Each Subsidiary of Providian (i) is duly organized and validly existing as a national banking association, corporation, partnership, limited liability company or other entity, as the case may be, under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Providian and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. For purposes of this Agreement, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity that is consolidated with such person for financial reporting purposes.

          (d) The deposit accounts of PNB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

          (e) The minute books of Providian and each of its Subsidiaries previously made available to Washington Mutual contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since December 31, 2002 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

          4.2 Capitalization.

          (a) The authorized capital stock of Providian consists of 800,000,000 shares of Providian Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share, of Providian (the “Providian Preferred Stock”). As of the close of business on May 31, 2005 (the “Capitalization Date”), there were 294,612,234 shares of Providian Common Stock outstanding, no shares of Providian Preferred Stock outstanding and 753,529 shares of Providian Common Stock held in Providian’s treasury. As of the close of business on the Capitalization Date, no shares of Providian Common Stock or Providian Preferred Stock were reserved or to be made available for issuance, except for (i) 58,200,000 shares of Providian Common Stock reserved or to be made available for issuance upon the exercise of Providian Options pursuant to the Providian Stock Plans, (ii) 3,000,000 shares of Providian Common Stock reserved or to be made available for issuance under the Providian ESPP, (iii) 16,297,725 shares of Providian Common Stock were reserved or to be made available for issuance upon conversion of Providian’s 2.75% Convertible Cash to Accreting Senior Notes due March 15, 2016, (iv) 22,101,793 shares of Providian Common Stock were reserved or to be made available for issuance upon conversion of Providian’s 4% Convertible Senior Notes due May 15, 2008, (v) 5,424,216 shares of Providian

Common Stock were reserved or to be made available for issuance upon conversion of Providian’s Zero Coupon Convertible Notes due February 15, 2021, (vi) 4,974,171 shares of Providian’s Common Stock were reserved or to be made available for issuance upon conversion of the Company’s 3.25% Convertible Senior Notes due August 15, 2005 (the series of convertible notes referred to in clauses (iii)-(vi), collectively, the “Convertible Notes”), (vii) 14,000,000 shares of Providian Common Stock were reserved or to be made available for issuance under the Providian Dividend Reinvestment and Direct Stock Purchase Plan and (viii) 1,000,000 shares of Providian Preferred Stock were designated as Series A Junior Participating Preferred Stock, par value $0.01 per share, and were reserved for issuance upon the exercise of rights granted under Providian’s Rights Agreement, dated as of June 1, 1997 and amended as of February 17, 1999 (the “Providian Rights Plan”). All of the issued and outstanding shares of Providian Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 4.2(a) of the disclosure schedule of Providian delivered to Washington Mutual concurrently herewith (the “Providian Disclosure Schedule”), (ii) pursuant to any cashless exercise provisions of any Providian Options or pursuant to the surrender of shares to Providian or the withholding of shares by Providian to cover tax withholding obligations under Providian Stock Plans, and (iii) as set forth elsewhere in this Section 4.2(a), Providian does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Providian Common Stock or Providian Preferred Stock or any other equity securities of Providian or any securities representing the right to purchase or otherwise receive any shares of Providian capital stock (including any rights plan or agreement). Section 4.2(a) of the Providian Disclosure Schedule sets forth a true, complete and correct list of the aggregate number of shares of Providian Common Stock issuable upon the exercise of each stock option granted under the Providian Stock Plans that was outstanding as of the Capitalization Date and the exercise price for each such Providian stock option. Since the Capitalization Date, Providian has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options granted prior to such date and disclosed in this Section 4.2(a) or pursuant to the surrender of shares to Providian or the withholding of shares by Providian to cover tax withholding obligations under the Providian Stock Plans, or (ii) issued or awarded any options, restricted shares or other equity-based awards under the Providian Stock Plans.

          (b) Section 4.2(b) of the Providian Disclosure Schedule lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each entity in which Providian beneficially owns or controls, directly or indirectly, any equity interest, regardless of whether such entity is a Subsidiary. Except as set forth in Section 4.2(b) of the Providian Disclosure Schedule, neither Providian nor any Providian Subsidiary beneficially owns or controls, directly or indirectly, any equity interest in any entity, or engages in any activity, which would not be a permissible investment or activity for a bank holding company under the BHC Act. Except as set forth in Section 4.2(b) of the Providian Disclosure Schedule, Providian owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Providian’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Providian nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Providian or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

          (c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote are outstanding.

          4.3 Authority; No Violation.

          (a) Providian has full corporate power and authority to execute and deliver this Agreement and to consummate, and cause PNB to consummate, the transactions contemplated hereby. The Board of Directors of Providian at a duly held meeting has (i) determined that this Agreement, the Merger and the Subsidiary Merger are fair to and in the best interests of Providian and its stockholders and declared this Agreement and the Merger to be advisable, (ii) approved the Merger, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (iii) recommended that stockholders of Providian adopt this Agreement and directed that such matter be submitted for consideration by Providian’s stockholders at the Providian Stockholders Meeting (as hereinafter defined). Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Providian Common Stock, no other corporate proceedings on the part of Providian are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Providian and (assuming due authorization, execution and delivery by Washington Mutual) constitutes a valid and binding obligation of Providian, enforceable against Providian in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

          (b) Neither the execution and delivery of this Agreement by Providian nor the consummation by Providian of the transactions contemplated hereby (including the Merger and the Subsidiary Merger), nor compliance by Providian with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Providian or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Providian or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Providian or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Providian or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Providian.

          4.4 Consents and Approvals. Except for (i) the approval of the Merger and the Subsidiary Merger by the Office of Thrift Supervision (the “OTS”), (ii) any notices required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing of any required applications, filings or notices with the banking, insurance or other regulatory authorities listed in Section 4.4(iii) of the Providian Disclosure Schedule, and approval of such applications, filings and notices (the “Other Regulatory Approvals”), (iv) the approval of the listing of the Washington Mutual Common Stock to be issued in the Merger on the NYSE, (v) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Providian’s stockholders to be held to vote on approval of this Agreement and the Merger (the “Proxy Statement/Prospectus”), the filing and declaration of effectiveness of the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement/Prospectus will be included as a prospectus and any related filings or approvals under applicable state securities laws, (vi) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (vii) the adoption of the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement by the requisite votes of the stockholders of Providian, and (viii) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Providian or Washington Mutual, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a “Governmental Entity”) or with any third party are necessary in connection with (A) the execution and delivery by Providian of this Agreement and (B) the consummation by Providian of the Merger and the Subsidiary Merger and the other transactions contemplated hereby.

          4.5 Reports. Providian and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 4.5 of the Providian Disclosure Schedule or as disclosed in any Providian SEC Reports (as hereinafter defined) filed with the SEC prior to the date of this Agreement, (i) no Governmental Entity has initiated since January 1, 2000 or has pending any proceeding, enforcement action or, to the knowledge of Providian, investigation or inquiry into the business, operations, policies, practices or disclosures of Providian or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the ordinary course of the business of Providian and its Subsidiaries), or, to the knowledge of Providian, threatened any of the foregoing, and (ii) there is no unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Providian or any of its Subsidiaries.

          4.6 SEC Filings; Financial Statements.

          (a) Providian has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2000 (all such forms, reports, statements, certificates and other documents filed since January 1, 2000, collectively, the “Providian SEC Reports”). None of Providian’s subsidiaries is required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of the Providian SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Providian SEC Reports contained, when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Providian has made available to Washington Mutual true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Providian and any of its Subsidiaries, on the other hand, occurring since January 1, 2000, and prior to the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Providian SEC Reports. To the knowledge of Providian, none of the Providian SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

          (b) Each of the financial statements included (or incorporated by reference) in the Providian SEC Reports (including the related notes, where applicable), after giving effect to any restatements made by Providian prior to the date of this Agreement, fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of Providian and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable), after giving effect to any restatements made by Providian prior to the date of this Agreement, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Providian and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

          (c) The records, systems, controls, data and information of Providian and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Providian or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-

direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(c). Providian (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Providian, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Providian by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Providian’s outside auditors and the audit committee of Providian’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Providian’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Providian’s internal controls over financial reporting. These disclosures were made in writing by management to Providian’s auditors and audit committee and a copy has previously been made available to Washington Mutual. As of the date hereof, Providian has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give, without qualification, the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

          (d) Since January 1, 2000, (i) neither Providian nor any of its Subsidiaries nor, to the knowledge of the officers of Providian, any director, officer, employee, auditor, accountant or representative of Providian or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Providian or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Providian or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Providian or any of its Subsidiaries, whether or not employed by Providian or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Providian or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of Providian or any committee thereof or to any director or officer of Providian.

          4.7 Broker’s Fees. Except as set forth in Section 4.7 of the Providian Disclosure Schedule, neither Providian nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the Providian Disclosure Schedule have previously been furnished to Washington Mutual.

          4.8 Absence of Certain Changes or Events.

          (a) Except as publicly disclosed in the Providian SEC Reports filed with the SEC prior to the date hereof, or as set forth in Section 4.8(a) of the Providian Disclosure Schedule, since December 31, 2004, (i) no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Providian and (ii) Providian and its Subsidiaries have not taken any action that would have been prohibited by paragraphs (a), (b), (c), (e), (j), (k), (s), (t) or (u) of Section 6.2 if taken after the date of this Agreement.

          (b) Except as publicly disclosed in the Providian SEC Reports filed with the SEC prior to the date hereof, as set forth in Section 4.8(b) of the Providian Disclosure Schedule or as contemplated by this Agreement or permitted under Section 6.2, since December 31, 2004, Providian and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business, and neither Providian nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, director, executive or key employee, other than persons newly hired for or promoted to such position, from the amount thereof in effect as of December 31, 2004 or granted or committed to grant any retention incentive, severance or termination pay, entered into any contract to make or grant any retention incentive, severance or termination pay, or paid, committed to pay, or entered into any contract to pay, any bonus, in each case to any such officer, director, executive or key employee, other than pursuant to preexisting agreements, arrangements or bonus plans identified in Section 4.11(a) of the Providian Disclosure Schedule, or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

          4.9 Legal Proceedings.

          (a) Except as publicly disclosed in the Providian SEC Reports filed with the SEC prior to the date hereof, neither Providian nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Providian’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Providian or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

          (b) Except as set forth in Section 4.9(b) of the Providian Disclosure Schedule and except for the Regulatory Agreements (as hereinafter defined), neither Providian nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Providian, any of its Subsidiaries or the assets of Providian or any of its Subsidiaries which relates to the conduct of their respective businesses.

          4.10 Taxes.

          (a) Except as set forth in Section 4.10(a) of the Providian Disclosure Schedule: (i) each of Providian and its Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (y) paid in full all Taxes due or made adequate provision in the financial statements of Providian (in accordance with GAAP) for any such Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of Providian or any of its Subsidiaries which deficiencies have not since been resolved; and (iii) there are no material Liens for Taxes upon the assets of either Providian or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

          (b) Since January 1, 1998, except as set forth in Section 4.10(b) of the Providian Disclosure Schedule, neither Providian nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Providian) filing a consolidated tax return or (ii) has any liability for Taxes of any person (other than Providian and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

          (c) Except as set forth in Section 4.10(c) of the Providian Disclosure Schedule, none of Providian or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than such a contract or agreement exclusively between or among Providian and its Subsidiaries). No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Providian or any of its Subsidiaries with respect to any taxable year ending after December 31, 2001.

          (d) None of Providian or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

          (e) All Taxes required to be withheld, collected or deposited by or with respect to Providian and each Subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, except for failures to so withhold, collect or deposit that are immaterial, individually and in the aggregate.

          (f) Neither Providian nor any of its Subsidiaries has been requested to grant, or has granted, any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, which waiver or extension has not since expired.

          (g) Except as set forth in Section 4.10(g) of the Providian Disclosure Schedule, neither Providian nor any of its Subsidiaries has participated in any transaction giving rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, other than any such transaction that has been properly disclosed thereunder.

          (h) Providian is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (i) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

          (j) For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including without limitation all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

          4.11 Employees; Employee Benefit Plans.

          (a) Section 4.11(a) of the Providian Disclosure Schedule sets forth a true and complete list or description of each employee benefit plan, arrangement, policy, program or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, stock incentive, severance, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension and other agreements, programs, policies and arrangements, whether formal or informal, oral or written, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is sponsored by, or maintained or contributed to as of the date of this Agreement by Providian or any of its Subsidiaries (collectively, the “Plans”).

          (b) Except as set forth in Section 4.11(b) of the Providian Disclosure Schedule, Providian has previously provided or made available to Washington Mutual true and complete copies of each of the Plans and each of the following: (i) the actuarial valuation reports for each Plan (if applicable) for each of the last two years, (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each Plan, (iii) any summary plan description by Providian or its Subsidiaries to Providian Employees concerning the extent of the benefits provided under a Plan, (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans at any time within the twelve months immediately following the date hereof, and (v) for the most recently completed year, the Form 5500 and attached schedules.

          (c) Except as set forth in Section 4.11(c) of the Providian Disclosure Schedule, (i) each of the Plans has been operated and administered and was established in accordance with its terms and applicable laws, including but not limited to ERISA and the Code, except where such failure to operate, administer or be established would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Providian, (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or will be submitted for such determination within the applicable remedial amendment period, and nothing has occurred that would be reasonably expected to result in any such Plan ceasing to be so qualified; (iii) no Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of Providian, its Subsidiaries beyond their retirement or other termination of service other than (v)

for a specified severance period no longer than three years as provided in the Plans so identified in Section 4.11(a) of the Providian Disclosure Schedule, (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Providian, its Subsidiaries or which could otherwise be payable under a Plan that is not compliant with Section 409A of the Code or the guidance issued in respect thereto by the U.S. Department of the Treasury, or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary); (iv) no liability under Title IV of ERISA has been incurred by Providian or its Subsidiaries that has not been satisfied in full (other than payment of premiums not yet due to the Pension Benefit Guaranty Corporation (the “PBGC”)), and no condition exists that would be reasonably expected to result in Providian or its Subsidiaries incurring a material liability thereunder; (v) no Plan is subject to Title IV of ERISA; (vi) all contributions or other amounts payable by Providian or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code; (vii) neither Providian nor its Subsidiaries has engaged in a transaction in connection with which Providian or its Subsidiaries could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) there are no pending, or, to the knowledge of Providian, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of, or against any of the Plans or any trusts related thereto and no facts or circumstances exist that could give rise to any such actions, suits or claims; (ix) no “reportable event” (as such term is defined in Section 4043 of ERISA) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan; (x) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (including, without limitation, any routine requests for information from the PBGC; (xi) no Plan is a split-dollar life insurance program or otherwise provides for loans to employees (other than any defined contribution plan) and (xii) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a material liability of Providian or any of its subsidiaries following the Closing. “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

          (d) Except as set forth in Section 4.11(d) of the Providian Disclosure Schedule, no Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), in respect of any current or former director, officer, employee or independent contractor of Providian or any of its Subsidiaries, provides for or could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Plans, (iii) limit or restrict the right of Providian or its Subsidiaries to merge, amend or terminate any of the Plans, (iv) cause Providian or its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the Plans which would not be deductible under Section 280G of the Code.

          (e) As of the date hereof, the compensation information that Providian has provided Washington Mutual for purposes of calculating the amount of any “excess parachute payments” (within the meaning of Section 280G of the Code) that may be payable in connection with the Merger, assuming the Effective Time occurs in 2005, is true and correct in all respects (except with respect to any omissions or errors that are in the aggregate de minimis in amount).

          4.12 Compliance with Applicable Law.

          (a) Except as disclosed in Section 4.12(a) of the Providian Disclosure Schedule, Providian and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied with and are not in violation in any material respect under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Providian or any of its Subsidiaries (including without limitation the USA PATRIOT Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and any other federal or state fair lending, consumer credit or consumer privacy law), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Providian, and neither Providian nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Providian.

          (b) Providian and each Providian Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Providian, any Providian Subsidiary, or any director, officer or employee of Providian or of any Providian Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (c) Since the enactment of the Sarbanes-Oxley Act, Providian has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Section 4.12(c) of the Providian Disclosure Schedule sets forth a schedule of all officers and directors of Providian who have outstanding loans from Providian, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

          4.13 Certain Contracts.

          (a) Except as publicly disclosed in the Providian SEC Reports filed prior to the date hereof or as set forth in Section 4.13(a) of the Providian Disclosure Schedule, as of the date hereof neither Providian nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (ii) which limits the freedom of Providian or any of its Subsidiaries to compete in any line of business or, to the knowledge of Providian, upon consummation of the Merger will restrict the ability of the Surviving Company and its Subsidiaries to engage in any line of business in any geographic area or with any person, or which requires exclusive referrals of business or requires Providian or any of its Subsidiaries to offer specified products or services to their customers, depositors or Cardholders (as hereinafter defined) on a priority or exclusive basis, (iii) providing for the transfer or delivery of, or access to, any Cardholder list or other data with respect to the customers of Providian or its Subsidiaries (other than to service providers in the ordinary course of business and subject to customary confidentiality agreements meeting all applicable regulatory requirements, including those set forth in OCC Bulletin 2005-13 (12 CFR §30, Appendix B)), (iv) entered into in connection with the securitization of Providian Securitization Receivables (as hereinafter defined), (v) with or to a labor union or guild (including any collective bargaining agreement) , (vi) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from a Federal Home Loan Bank, and sales of securities subject to repurchase, in each case in the ordinary course of business) in the principal amount of $5 million or more, (vii) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of Providian or its Subsidiaries, (viii) which involves the purchase or sale of assets with a purchase price of $5 million or more in any single case or $25 million in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business, (ix) which is a consulting agreement or service contract (including data processing, software programming and licensing contracts and outsourcing contracts for the provision of collection and other services in connection with Providian and its Subsidiaries’ credit card operations) which involve the payment of $5 million or more in annual fees, or (x) which provide for the payment by Providian or its Subsidiaries of material payments upon a change of control thereof. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not publicly disclosed in the Providian SEC Reports filed prior to the date hereof or set forth in Section 4.13(a) of the Providian Disclosure Schedule, is referred to herein as a “Providian Contract”, and neither Providian nor any of its Subsidiaries knows of, or has received notice of any material violation of the above by any of the other parties thereto. Providian has made available all contracts which involved payments by Providian or any of its Subsidiaries in fiscal year 2004 of more than $5 million or which could reasonably be expected to involve payments during fiscal year 2005 of more than $5 million other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $500,000, other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.

          (b) Except as set forth in Section 4.13(b) of the Providian Disclosure Schedule, (i) each Providian Contract is valid and binding on Providian and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the knowledge of

Providian, is valid and binding on the other parties thereto, (ii) Providian and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Providian Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Providian or any of its Subsidiaries under any such Providian Contract.

          4.14 Risk Management Instruments.

          (a) All Derivative Transactions (defined below), whether entered into for the account of Providian or any of its Subsidiaries or for the account of a customer of Providian or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of the relevant Governmental Entities and in accordance with the investment, securities, risk management and other policies, practices and procedures employed by Providian and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Providian or one of its Subsidiaries enforceable against it and, to the knowledge of Providian, the respective counterparties thereto, in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect (other than due to the ordinary expiration of the term thereof). Providian and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Providian’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

          (b) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Providian Option.

          4.15 Undisclosed Liabilities. Except (i) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Providian included in Providian’s Annual Report on Form 10-K for the year ended December 31, 2004 or (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2004, neither Providian nor any of its Subsidiaries has incurred any material liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and to Providian’s knowledge there is no existing condition, event or circumstances that could reasonably be expected to result in any such material liability in the future, except in any such case as contemplated by this Agreement.

          4.16 Rights Agreement; Anti-Takeover Provisions. Providian has taken all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Rights Agreement or enable or require the rights issuable thereunder to be exercised, distributed or triggered. Providian has made available to Washington Mutual a true and correct copy of any amendment to the Rights Agreement in respect of the foregoing. The Board of Directors of Providian has taken all necessary action so that the provisions of Section 203 of the DGCL and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Providian’s Certificate of Incorporation and Bylaws), do not and will not apply to this Agreement, the Merger or the Subsidiary Merger or the transactions contemplated hereby or thereby.

          4.17 Providian Information. The information relating to Providian and its Subsidiaries to be provided by Providian for inclusion in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 or Rule 14a-6 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Washington Mutual or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          4.18 Title to Property.

          (a) Real Property. Except as disclosed in Section 4.18(a) of the Providian Disclosure Schedule, Providian and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Providian and its Subsidiaries are in substantially good condition and repair except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Providian.

          (b) Personal Property. Providian and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all Liens except as publicly disclosed in the Providian SEC Reports filed prior to the date hereof or as disclosed in Section 4.18(b) of the Providian Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Providian. With respect to personal property used in the business of Providian and its Subsidiaries which is leased rather than owned, neither Providian nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Providian.

          (c) Leased Property. All leases of real property and all other leases material to Providian and its Subsidiaries under which Providian or a Subsidiary, as lessee, leases real or personal property are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by Providian or such Subsidiary or, to Providian’s knowledge, the lessors thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases Providian or such Subsidiary quietly enjoys the premises provided for in such lease except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Providian.

          4.19 Insurance. Providian and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Providian reasonably has determined to be prudent in accordance with industry practice. Section 4.19 of the Providian Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of Providian and its Subsidiaries (other than insurance policies under which Providian or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans or its agreements with vendors). Providian and its Subsidiaries are in material compliance with their insurance policies, including any State Self Insurance program, and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof) and, except as set forth on Section 4.19 of the Providian Disclosure Schedule and except for policies insuring against potential liabilities of officers, directors and employees of Providian and its Subsidiaries, Providian or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all material claims thereunder known to Providian and its Subsidiaries have been filed in due and timely fashion.

          4.20 Environmental Liability. Except as set forth in Section 4.20 of the Providian Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Providian or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the knowledge of Providian, threatened against Providian or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Providian. To the knowledge of Providian, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Providian. To the knowledge of Providian, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Providian. Neither Providian nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Providian.

          4.21 Opinion of Financial Advisor. Providian has received the opinion of Goldman Sachs & Co. and Citigroup Global Markets, each dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Providian Common Stock.

          4.22 Intellectual Property. Providian and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use (in each case, free and clear of all Liens), all Intellectual Property material to the conduct of their existing businesses. Except for the agreements listed in Section 4.22 of the Providian Disclosure Schedule and except for in the ordinary course of business in connection with Providian’s partnership agreements, servicing agreements and asset sale agreements, neither Providian nor any of its Subsidiaries is bound by or a party to any licenses or agreements of any kind with respect to any Intellectual Property which it claims to own. Neither Providian nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the material Intellectual Property of any other person or entity. No person is challenging, or, to the knowledge of Providian, infringing on or otherwise violating any right of Providian or any of its Subsidiaries with respect to any material Intellectual Property owned by Providian or its Subsidiaries. Neither Providian nor any of its Subsidiaries has received any written notice of any pending claim with respect to any material Intellectual Property used by Providian and its Subsidiaries and no material Intellectual Property owned by Providian or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

          For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

     4.23 Credit Card Operations.

     (a) Except as set forth in Section 4.23 of the Providian Disclosure Schedule:

     (i) Providian has fully and accurately disclosed in writing to Washington Mutual all material policies, practices and procedures governing the Credit Card operations of Providian and its Subsidiaries, including their policies, practices and procedures governing credit and collection matters, accounting, fee waivers, terms changes, re-aging, underwriting, account origination and charge-offs. All of the Accounts have been solicited, originated, maintained and serviced in compliance in all material respects with all such applicable policies, practices and procedures of Providian and its Subsidiaries, all applicable legal and regulatory requirements and all applicable by-laws, rules and regulations of the relevant Credit Card Associations. None of the Accounts have been re-aged except in accordance with the re-aging policies referred to above as in effect at the time of re-aging.

     (ii) All Accounts are governed by Account Agreements in one of the representative forms delivered to Washington Mutual prior to the date hereof. None of the terms of those Account Agreements have been waived or altered, modified or impaired in any material respect (other than on a case-by-case basis as reflected in the books and records of Providian and its Subsidiaries). Each Account complies in all material respects with the applicable Account Agreement.

     (iii) All Account Agreements are valid and legally binding obligations of the obligors thereon, including any co-signer, guarantor or surety, in the full amount thereof set forth in the books and records of Providian and its Subsidiaries, are enforceable against such obligors in accordance with their respective terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws relating to or affecting creditors’ rights generally, to general equitable principles and to the Servicemembers Civil Relief Act) and are not subject to any claim or defense by such obligors of fraud or usury against Providian or its Subsidiaries. To Providian’s knowledge, each of the receivables relating to or arising under the Accounts arose from or in connection with a bona fide sale or loan transaction (including any amounts in respect of finance charges, annual fees and similar fees and charges assessed on the Accounts), and none of such Accounts is subject to offset, recoupment, adjustment or any other valid and cognizable claim or defense of any obligor other than as may be permitted by the Fair Credit Billing Act, as amended, and the regulations thereunder.

     (iv) All disclosures attributable to Providian or its Subsidiaries made in connection with the opening, servicing and collection of the Accounts complied in all material respects with all applicable laws and regulations at the time made.

     (v) All applications submitted by Cardholders with respect to the Accounts have been evaluated by Providian and its Subsidiaries in accordance in all material respects with their normal credit, underwriting and review practices, policies and procedures (other than on a case-by-case basis as reflected in the books and records of Providian and its Subsidiaries), and all Account applications have been taken and evaluated and applicants notified in a manner that complied in all material respects with applicable law and regulation, including the Equal Credit Opportunity Act and its regulations, to the extent applicable.

     (vi) Each Account relates to the extension of credit and the advancement of money on a revolving basis and would be considered a credit card account under Regulation Z of the Board of Governors of the Federal Reserve System. No Account is secured by any collateral whatsoever, except to the extent arising in connection with Accounts under collection and except for accounts secured or partially secured by deposits at PNB, for each of which there exists a valid, binding and enforceable first priority lien on any funds in the deposit account related to such Account. No Account may be accessed by a debit card.

     (vii) Prior to the date hereof, Providian has delivered to Washington Mutual a copy of a tape with selected fields that accurately describes, as of the date set forth therein, Providian’s Credit Card business, certain subsegments of such business and a 36-month history thereof.

     (viii) The interest rates, fees and charges applicable to the Accounts comply in all material respects with the applicable Account Agreements and all legal and regulatory requirements and the by-laws, rules and regulations of the relevant Credit Card Associations. No Account has a promotional or introductory annual percentage rate lower than 0.00% or a non-promotional or non-introductory annual percentage rate lower than 8.99%. No Account currently permits a minimum payment that is less than the interest accrued in respect of such Account for any payment period consisting of 31 or fewer days.

     (ix) Except in connection with its partnership and co-branding marketing programs (to the extent such partnership and co-branding marketing programs are currently in effect and set forth on Section 4.23(a)(ix) of the Providian Disclosure Schedule) or its membership product vendors, neither Providian nor any of its Subsidiaries has transferred, delivered or granted access to its list of Cardholders, or any part thereof, to any person engaged, directly or indirectly, in the marketing or distribution of any Credit Card or other service or product.

          (b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

     (i) “Account Agreement” means an agreement (including related disclosure) between Providian or one of its Subsidiaries and a person or persons under which the Accounts are established and Credit Cards are issued to or on behalf of such person or persons.

     (ii) “Accounts” means all accounts under which a purchase, cash advance or credit transaction may be or has been made by a Cardholder by means of a Credit Card.

     (iii) “Cardholder” means a person or persons in whose name(s) an Account has been established in connection with a Credit Card pursuant to an Account Agreement.

     (iv) “Credit Card” means a card that may be used by the holder to purchase goods and services and to obtain cash advances through open-end revolving credit, commonly known as a credit or charge card.

     (v) “Credit Card Associations” means VISA U.S.A., Inc., VISA International Inc. and MasterCard International Incorporated.

          4.24 Securitizations. (a) Except as set forth in Section 4.24 of the Providian Disclosure Schedule:

     (i) Each of Providian or its applicable Subsidiary and, to the knowledge of Providian, each other party thereto has performed in all material respects each obligation to be performed by it under each of the Providian Securitization Documents, including the filing of any financing statements, continuation statements or amendments under the Uniform Commercial Code of each applicable jurisdiction with the appropriate filing offices.

     (ii) Each of the Providian Securitization Interests, each series of certificates or other securities issued by the Providian Master Trust, each series of notes or other securities issued by any Providian Owner Trust and each of the Providian Securitization Documents to which Providian, any Subsidiary, Providian Owner Trust or the Providian Master Trust, as the case may be, is a party is in full force and effect and is a valid, binding and enforceable obligation of Providian or such Subsidiary, Providian Owner Trust or the Providian Master Trust, as the case may be, and, to the knowledge of Providian, of the other parties thereto, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally and to general equitable principles.

     (iii) True and complete copies of the Providian Securitization Documents have been made available to Washington Mutual and there have been no amendments or modifications to the Providian Securitization Documents made since the date such copies were made available to Washington Mutual.

     (iv) Neither the Pooling and Servicing Agreement nor any Supplement are required to be qualified as an indenture under the Trust Indenture Act of 1939, as amended, and neither the Providian Master Trust nor any of the Providian Owner Trusts are required to be registered as an investment company under the Investment Company Act of 1940, as amended. The sale of all securities issued by the Providian Master Trust and the Providian Owner Trusts were either duly registered under, or were exempt from the registration requirements of, the Securities Act.

     (v) Providian is not acting as subservicer on behalf of either CompuCredit Corporation or Cardholder Management Services, LLC in connection with any transaction to which either the CSQG Trust or the Presidio Trust is a party.

     (vi) PNB is the sole owner of the Bank’s Interest under the Pooling and Servicing Agreement and no Supplemental Interest exists.

     (vii) No event or condition exists which is or with either notice or the passage of time would (A) constitute a default, event of default, or early amortization event, (B) require any accelerated application of cash flows received in respect of the Providian Securitization Receivables, or (C) trigger any requirement under any Providian Securitization Document to (x) fund an increase in any spread account or similar account (other than with respect to spread accounts that have already been funded), (y) draw on any such account under the terms of any Providian Securitization Document or (z) otherwise increase any credit enhancement required under the Providian Securitization Documents (each, an “Adverse Development”).

     (viii) No event or condition exists which constitutes an Adverse Development or a Servicer Default or other similar event permitting the termination of the Servicer under the Providian Securitization Documents (a “Servicer Default or Termination”).

     (ix) On a consolidated basis, Providian has properly accounted for the sale of the Providian Securitization Receivables under GAAP, including Statement of Financial Accounting Standards No. 125 or Statement of Financial Accounting Standards No. 140, as applicable.

     (x) The consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Subsidiary Merger) shall not cause the occurrence of an Adverse Development or a Servicer Default or Termination.

     (xi) On a consolidated basis, Providian is not required to consolidate any variable interest entity under GAAP, including FIN 46, in connection with any transaction related to a Providian Owner Trust or the Providian Master Trust.

     (xii) Neither Providian nor any of its Subsidiaries owns or has owned any security issued by a Providian Owner Trust or the Providian Master Trust that includes an embedded derivative under GAAP, except for any such securities owned only at the date of issuance thereof.

          (b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

     (i) “Bank’s Interest” means an interest retained by PNB pursuant to the Pooling and Servicing Agreement in any Providian Securitization Receivable.

     (ii) “Providian Master Trust” means The Providian Gateway Master Trust created pursuant to the Pooling and Servicing Agreement.

     (iii) “Providian Securitization Documents” means the Pooling and Servicing Agreement, each security issued by the Providian Master Trust, each security issued by any Providian Owner Trust, each Supplement and each offering circular and purchase and sale agreement by and between Providian and the initial purchaser or purchasers thereof related to such security and each document required to be delivered in connection with each such purchase and sale agreement.

     (iv) “Providian Securitization Interests” means any Bank’s Interest, any Supplemental Interest, any spread account, cash collateral account or other residual interest owned by Providian or any Subsidiary created pursuant to any Providian Securitization Document.

     (v) “Providian Securitization Receivables” means a receivable related to an Account that Providian has designated to the Providian Master Trust.

     (vi) “Providian Owner Trust” means any trust created by PNB to hold a series certificate issued by the Providian Master Trust and issue notes or other securities backed by such series certificate.

     (vii) “Pooling and Servicing Agreement” means that certain Pooling and Servicing Agreement, dated as of August 1, 1999, as amended, by and between PNB, as seller and servicer, and The Bank of New York, as trustee.

     (viii) “Servicer Default” shall have the meaning ascribed thereto in Section 10.01 of the Pooling and Servicing Agreement.

     (ix) “Supplement” means a series supplement to the Pooling and Servicing Agreement, as such term is defined in the Pooling and Servicing Agreement.

     (x) “Supplemental Interest” means a portion of the Bank’s Interest that is assigned by PNB as permitted by the Pooling and Servicing Agreement.

          4.25 Agreements With Regulatory Agencies. Except as set forth on Section 4.25 of the Providian Disclosure Schedule, neither Providian nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2000, a recipient of any supervisory letter from, or since January 1, 2000, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has Providian or any of its Subsidiaries been advised since January 1, 2000 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. Providian and its Subsidiaries are in compliance in all material respects with each such Regulatory Agreement to which they are party or subject, and neither Providian nor any of its Subsidiaries has received any notice from any Governmental Entity indicating that, or questioning whether, either Providian or any such Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

          4.26 Labor Matters. Neither Providian nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Providian or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Providian or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its Subsidiaries pending or, to Providian’s knowledge, threatened, nor is Providian aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

5. REPRESENTATIONS AND WARRANTIES OF WASHINGTON MUTUAL

          Except as otherwise specified in a correspondingly enumerated section of the Washington Mutual Disclosure Schedule (as defined below), Washington Mutual hereby represents and warrants to Providian as follows:

          5.1 Corporate Organization. Washington Mutual is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Washington Mutual has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on Washington Mutual. Washington Mutual is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended (“HOLA”). The copies of the Articles of Incorporation and Bylaws of Washington Mutual which have previously been made available to Providian are true, complete and correct copies of such documents as in effect as of the date of this Agreement. WMB is duly organized and in good standing as a federal savings association under HOLA and its deposits are insured by the FDIC primarily through the Savings Association Insurance Fund to the fullest extent permitted by law. WMB is a member in good standing of the Federal Home Loan Bank of San Francisco. The minute books of Washington Mutual and each of its Subsidiaries previously made available to Providian contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since December 31, 2004 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors) through the date hereof.

          5.2 Capitalization. As of the date hereof, the authorized capital stock of Washington Mutual consists of 1,600,000,000 shares of Washington Mutual Common Stock and 10,000,000 shares of preferred stock, no par value. As of the close of business on June 2, 2005, there were 877,959,428 shares of Washington Mutual Common Stock outstanding and no shares of preferred stock of Washington Mutual outstanding. As of the close of business on June 2, 2005, no shares of Washington Mutual Common Stock were reserved for issuance and 700,000 shares of preferred stock of Washington Mutual were reserved for issuance in accordance with the Washington Mutual Rights Agreement. All of the issued and outstanding shares of Washington Mutual Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 5.2 of the disclosure schedule of Washington Mutual delivered to Providian concurrently herewith (the

“Washington Mutual Disclosure Schedule”), (ii) as provided in the Rights Agreement, dated as of December 20, 2000, between Washington Mutual and Mellon Investor Services L.L.C. (as amended and supplemented, the “Washington Mutual Rights Agreement”), and (iii) as set forth elsewhere in this Section 5.2, Washington Mutual does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Washington Mutual Common Stock or Washington Mutual preferred stock or any other equity securities of Washington Mutual or any securities representing the right to purchase or otherwise receive any shares of Washington Mutual Common Stock or Washington Mutual preferred stock. The shares of Washington Mutual Common Stock to be issued pursuant to the Merger have been duly authorized and when issued in the Merger pursuant to the terms of this Agreement will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          5.3 Authority; No Violation.

          (a) Washington Mutual has full corporate power and authority to execute and deliver this Agreement and to consummate, and cause WMB to consummate, the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Subsidiary Merger) have been duly and validly approved by the Board of Directors of Washington Mutual and no other corporate proceedings on the part of Washington Mutual are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Washington Mutual and (assuming due authorization, execution and delivery by Providian) constitutes a valid and binding obligation of Washington Mutual, enforceable against Washington Mutual in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

          (b) Neither the execution and delivery of this Agreement by Washington Mutual, nor the consummation by Washington Mutual of the transactions contemplated hereby (including the Merger and the Subsidiary Merger), nor compliance by Washington Mutual with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Washington Mutual or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained or made, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Washington Mutual or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Washington Mutual or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Washington Mutual or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Washington Mutual.

          5.4 Consents and Approvals. Except for (i) the approval of the Merger and the Subsidiary Merger by the OTS, (ii) any notices required to be filed under the HSR Act, (iii), the Other Regulatory Approvals, (iv) the approval of the listing of the Washington Mutual Common Stock to be issued in the Merger on the NYSE, (v) the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4, and any related filings or approvals under applicable state securities laws, (vi) the filing of the Articles of Merger with the Washington Secretary pursuant to the WBCA and the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (vii) the adoption of the agreement of merger (within the meaning of Section 252 of the DGCL) contained in this Agreement by the requisite vote of the stockholders of Providian, and (viii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Washington Mutual, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Washington Mutual of this Agreement and (B) the consummation by Washington Mutual of the Merger and the Subsidiary Merger and the other transactions contemplated hereby.

          5.5 Reports.

          Washington Mutual and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the ordinary course of the business of Washington Mutual and its Subsidiaries, no Governmental Entity has initiated since January 1, 2000 or has pending or threatened any proceeding, enforcement action or, to the knowledge of Washington Mutual, investigation or inquiry into the business, operations, policies, practices or disclosures of Washington Mutual or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of Washington Mutual or any of its Subsidiaries.

          5.6 SEC Filings; Financial Statements.

          (a) Washington Mutual has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2000 (all such forms, reports, statements, certificates and other documents filed since January 1, 2000, collectively, the “Washington Mutual SEC Reports”). Each of the Washington Mutual SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Washington Mutual SEC Reports contained, when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Washington Mutual SEC Reports. To the knowledge of Washington Mutual, none of the Washington Mutual SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

          (b) Each of the financial statements included (or incorporated by reference) in the Washington Mutual SEC Reports (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of Washington Mutual and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Washington Mutual and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

          (c) The records, systems, controls, data and information of Washington Mutual and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Washington Mutual or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6(c). Washington Mutual (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Washington Mutual, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Washington Mutual by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Washington Mutual’s outside auditors and the audit committee of Washington Mutual’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Washington Mutual’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Washington Mutual’s internal controls over financial reporting. These disclosures were made in writing by management to Washington Mutual’s auditors and audit committee. As of the date hereof, Washington Mutual has no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give, without qualification, the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

          5.7 Broker’s Fees. Except as set forth in Section 5.7 of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

          5.8 Absence of Certain Changes or Events. Except as publicly disclosed in the Washington Mutual SEC Reports filed prior to the date hereof or as set forth in Section 5.8 of the Washington Mutual Disclosure Schedule, since December 31, 2004, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Washington Mutual.

          5.9 Legal Proceedings.

          (a) Neither Washington Mutual nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Washington Mutual’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Washington Mutual or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

          (b) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Washington Mutual, any of its Subsidiaries or the assets of Washington Mutual or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Washington Mutual.

          5.10 Compliance With Applicable Law.

          (a) Except as disclosed in Section 5.10(a) of the Washington Mutual Disclosure Schedule, Washington Mutual and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied with and are not in violation in any material respect under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Washington Mutual or any of its Subsidiaries (including without limitation the USA PATRIOT Act, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and any other federal or state fair lending, consumer credit or consumer privacy law), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Washington Mutual, and neither Washington Mutual nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Washington Mutual.

          (b) Since the enactment of the Sarbanes-Oxley Act, Washington Mutual has been and is in compliance in all material respects with (i) the applicable provisions of the

Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

          5.11 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Washington Mutual included in the Washington Mutual Form 10-K for the year ended December 31, 2004 or for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2004, neither Washington Mutual nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on Washington Mutual.

          5.12 Agreements With Regulatory Agencies. Neither Washington Mutual nor any of its Subsidiaries is subject to or is a party to any Regulatory Agreement, nor has Washington Mutual or any of its Subsidiaries been advised since January 1, 2000 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any Regulatory Agreement.

          5.13 Washington Mutual Information. The information relating to Washington Mutual and its Subsidiaries to be provided by Washington Mutual to be contained in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 or Rule 14a-6 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Providian or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          5.14 Taxes.

          (a) Except as set forth in Section 5.14(a) of the Washington Mutual Disclosure Schedule: (i) each of Washington Mutual and its Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects, and (y) paid in full all Taxes due or made adequate provision in the financial statements of Washington Mutual (in accordance with GAAP) for any such Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (ii) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of Washington Mutual or any of its Subsidiaries which deficiencies have not since been resolved; and (iii) there are no material Liens for Taxes upon the assets of either Washington Mutual or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

          (b) Except as set forth in Section 5.14(b) of the Washington Mutual Disclosure Schedule, neither Washington Mutual nor any of its Subsidiaries has participated in any transaction giving rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder, other than any such transaction that has been properly disclosed thereunder.

          (c) Washington Mutual is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          5.15 Risk Management Instruments. All Derivative Transactions, whether entered into for the account of Washington Mutual or any of its Subsidiaries or for the account of a customer of Washington Mutual or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of the relevant Governmental Entities and in accordance with the investment, securities, risk management and other policies, practices and procedures employed by Washington Mutual and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Washington Mutual or one of its Subsidiaries enforceable against it and, to the knowledge of Washington Mutual, the respective counterparties thereto, in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect (other than due to the ordinary expiration of the term thereof). Washington Mutual and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Washington Mutual’s knowledge as of the date hereof, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

6. COVENANTS RELATING TO CONDUCT OF BUSINESS

          6.1 Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Providian shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and employees and (iii) take no action which would reasonably be expected to adversely affect or delay its ability to obtain any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

          6.2 Providian Forbearances . Except as set forth in Section 6.2 of the Providian Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, or by the Regulatory Agreements or any regulatory authority, during the period from the date of this Agreement to the Effective Time,

Providian shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Washington Mutual (which consent shall not be unreasonably withheld):

          (a) (i) adjust, split, combine or reclassify its capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except pursuant to the exercise of stock options outstanding as of the date hereof or permitted to be issued under this Section 6.2 or pursuant to the surrender of shares to Providian or the withholding of shares by Providian to cover tax withholding obligations under the Providian Stock Plans), or (iii) except as otherwise permitted by this Section 6.2, grant any stock appreciation rights or grant any individual, corporation, joint venture or other entity any right to acquire any shares of its capital stock, or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of stock options outstanding as of the date hereof or permitted to be issued under this Section 6.2 or pursuant to the terms of the Convertible Notes) or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock;

          (b) sell, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, except (i) in the ordinary course of business consistent with past practice, (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Providian Disclosure Schedule, (iii) sales of written off Accounts to collection services or other buyers, or (iv) transfers of receivables arising under Accounts to the Providian Master Trust and sales of Providian Securitization Receivables pursuant to Providian Securitization Documents, and the sale of investment securities in connection with such securitization activities;

          (c) make any acquisition or investment, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary or agent capacity or pursuant to written contracts or agreements entered into prior to the date hereof (true and correct copies of which have been delivered to Washington Mutual prior to the date of this Agreement)), by merger, consolidation, asset purchase or other business combination, or by contributions to capital; or make any material property transfers or material purchases of any property or assets, in or from any other individual, corporation, joint venture or other entity other than a wholly owned Subsidiary of Providian, except as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Providian Disclosure Schedule and except as otherwise permitted by this Section 6.2;

          (d) (i) enter into, renew, extend, amend or terminate any contract, lease or agreement that is or would be a Providian Contract or any other contract, lease or agreement that calls for aggregate annual payments of $5 million or more and which is not either (i) terminable at will on 60 days or less notice without payment of a penalty in excess of $500,000 or (ii) has a term of less than one year, other than securitizations and conduit financings in the ordinary course of business pursuant to the Providian Securitization Documents or any other securitization program contemplated by Section 6.2 of the Providian Disclosure Schedule; or (iii) hire any new officers, executives or employees above the level of Vice President or terminate any officers, executives or employees above the level of Vice President;

          (e) other than general salary increases made in the ordinary course of business consistent with past practices (including without limitation in terms of the amount of such increases, on an aggregate basis in relation to the same period of time in the immediately preceding calendar year, the timing of such increases, and the selection of and eligibility requirements for the applicable recipients thereof), for employees, directors or independent contractors generally or as required by contractual commitments outstanding on the date hereof and identified in Section 4.11(a) of the Providian Disclosure Schedule, (i) increase, or commit to increase, in any material respect the compensation (including base salary, wages and annual or long-term incentive opportunities or payments) or fringe benefits of any of its employees, directors or independent contractors, (ii) pay any severance, annual incentive payment, or benefit in the form of a welfare benefit or discretionary pension or retirement allowance contribution not required by any existing plan or agreement identified in Section 4.11(a) of the Providian Disclosure Schedule to any employees, directors or independent contractors, in any case in this clause (ii) above other than in the ordinary course of business consistent with past practice (including without limitation in terms of the amount of such payments on a per person basis, levels of benefits provided, timing of payments, and selection of and eligibility requirements for the applicable recipients), which does not otherwise materially increase the aggregate cost to Providian of paying all such payments and benefits during the period in which this Section 6.2(d) applies, from the aggregate cost to Providian of paying all such payments and benefits during the same period of time in the immediately preceding calendar year, or (iii) become a party to, amend, establish or enter into any pension, retirement, profit-sharing, severance, retention or welfare benefit plan or agreement or incentive or employment, agreement with or for the benefit of any employee, director or independent contractor or accelerate the vesting of any stock options or other stock-based compensation;

          (f) other than in accordance with contracts entered into prior to the date of this Agreement which were disclosed to Washington Mutual prior to the date hereof or otherwise in accordance with this Agreement, make (i) any capital expenditures relating to technology initiatives (including Internet web sites) or (ii) any other capital expenditures, in excess of (A) $5 million per project or related series of projects or (B) $25 million in the aggregate, other than expenditures necessary to maintain existing assets and systems in good repair;

          (g) (i) amend, terminate or otherwise modify in any material respect any of the Account Agreements or waive or modify any of the terms thereof in any material respect; provided that Providian may, on a case by case basis in the ordinary course of business consistent with its current policies, practices and procedures (the material terms of which have been fully disclosed in writing to Washington Mutual prior to the date of this Agreement) and solely for the purpose of Account retention (including under Providian’s product marketing, customer satisfaction and line management programs, the material terms of which have been fully disclosed in writing to Washington Mutual prior to the date hereof) and Account collections: modify interest rates, fees, credit line limits, minimum monthly payments and other similar terms, waive late fees, over-limit fees or other similar fees, charges and terms or terminate Account Agreements; or (ii) with respect to the Accounts, change its accounting practices or change its credit and underwriting, posting, collection, recoveries, re-aging, delinquency or other material operating policies, practices or procedures or its methods of assigning status codes on the Accounts;

          (h) except as otherwise expressly permitted elsewhere in this Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation, in each case other than in the ordinary course of business;

          (i) settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business consistent with past practice, or agree or consent to the issuance of any injunction, decree, order, settlement agreement or judgment restricting its business or operations;

          (j) amend its certificate of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange or reorganization with any person (other than consolidations, mergers or reorganizations solely among wholly owned subsidiaries of Providian), or a letter of intent or agreement in principle with respect thereto;

          (k) materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance;

          (l) introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to Washington Mutual prior to the date hereof);

          (m) enter into any new material line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect;

          (n) incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another person, except for deposit liabilities, issuances pursuant to the Providian Securitization Documents or other indebtedness incurred in the ordinary course of business consistent with past practice;

          (o) foreclose on or take a deed or title to any real estate;

          (p) make any application for the opening, relocation or closing of any, or open, relocate or close any, branch office, servicing center or other facility;

          (q) create any new securitization vehicles or create (or enter into an agreement with another person to contribute to) any special purpose funding or variable interest entity, except the master note trust the material terms of which have been disclosed in writing to Washington Mutual prior to the date hereof;

          (r) intentionally take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement;

          (s) make or change any material Tax election, settle or compromise any material Tax liability of Providian or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of Providian or any of its Subsidiaries, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim a material Tax refund;

          (t) participate in any transaction giving rise to a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder;

          (u) make any material changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP, in each case as concurred in by Providian’s independent public accountants;

          (v) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied; or

          (w) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2.

          6.3 No Fundamental Washington Mutual Changes. Except as expressly contemplated or permitted by this Agreement or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Washington Mutual shall not, without the prior written consent of Providian (which consent shall not be unreasonably withheld), (i) amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the stockholders of Providian, (ii) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.3 not being satisfied, (iii) take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement or (iv) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

7. ADDITIONAL AGREEMENTS

          7.1 Regulatory Matters.

          (a) Washington Mutual and Providian shall promptly prepare the Proxy Statement/Prospectus and the S-4 and Washington Mutual shall promptly (and in any event within 30 days of the date hereof) file with the SEC the Proxy Statement/Prospectus and the S-4. Each of Washington Mutual and Providian shall use reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Providian shall thereafter mail the Proxy Statement/Prospectus to its stockholders.

          (b) The parties acknowledge and agree that the Merger is conditioned upon the Subsidiary Merger occurring concurrently with or immediately following the Effective Time of the Merger. Accordingly, Providian and Washington Mutual agree that they will use their reasonable best efforts to cause the Subsidiary Merger to be consummated at such time, including filing such applications, causing PNB and WMB to enter into a merger agreement containing customary terms and conditions, approving such merger agreement in their capacities as sole stockholders of PNB and WMB, respectively, and taking such other and further actions as may be reasonably necessary to consummate the Subsidiary Merger. The parties further acknowledge and agree that their respective obligations under this Article 7 shall apply to the Subsidiary Merger as well as the Merger.

          (c) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Subsidiary Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Washington Mutual shall file all appropriate applications with the OTS necessary to obtain approval for the Merger and the Subsidiary Merger within 30 days of the date hereof. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Washington Mutual to take any action, or commit to take any action, or agree to any condition or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or third parties that would reasonably be expected to have a Material Adverse Effect (measured on a scale relative to Providian) on the business or operations of the Surviving Company following the Effective Time (a “Materially Burdensome Regulatory Condition”).

          (d) Washington Mutual and Providian shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Washington Mutual, Providian or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Subsidiary Merger and the other transactions contemplated by this Agreement.

          7.2 Access to Information

          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Providian shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of Washington Mutual access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of Providian and its Subsidiaries, and, during such period, Providian shall, and shall cause its Subsidiaries to, make available to Washington Mutual (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking, lending, or consumer finance, protection or privacy laws (other than reports or documents which Providian is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Washington Mutual may reasonably request. At the request of Washington Mutual, Providian shall comply with its obligations under the preceding sentence by providing electronic access to such documents and information on the online data room established by Providian prior to the date hereof. Neither Providian nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business consistent with past practice. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) All information and materials furnished pursuant to this Agreement in confidence shall be subject to the provisions of the Confidentiality Agreement, dated April 20, 2005, between Washington Mutual and Providian (the “Confidentiality Agreement”).

          (c) No investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

          7.3 Stockholders Meeting.

          (a) Providian shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable following the date upon which the S-4 becomes effective (the “Providian Stockholders Meeting”) for the purpose of obtaining the required vote of the holders of Providian Common Stock with respect to the transactions contemplated by this Agreement and, subject to Section 7.3(b), shall take all lawful action to solicit the adoption of this Agreement by such stockholders. The Board of Directors of Providian shall recommend adoption of this Agreement by the stockholders of Providian and shall not (x) withdraw, modify or qualify in any manner adverse to Washington Mutual such recommendation or (y) take any other action or make any other public statement in connection with the Providian Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in Providian Recommendation”), except as and to the extent expressly permitted by Section 7.3(b). Notwithstanding any Change in Providian Recommendation, this Agreement shall be submitted to the stockholders of Providian at the Providian Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Providian of such obligation. In addition to the foregoing, Providian shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger. As used in this Agreement, “Acquisition Proposal” shall mean any proposal for a merger, consolidation or other business combination involving Providian or otherwise involving 15% or more of the fair market value of the business of Providian and its Subsidiaries, taken as a whole, or any proposal or offer to acquire in any manner (including by tender or exchange offer, open market purchase, issuance by Providian or otherwise) more than 15% of the voting power in, or more than 15% of the fair market value of the business, assets or deposits of, Providian and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement and other than securitization and conduit financing transactions in the ordinary course of business consistent with past practice.

          (b) Notwithstanding the foregoing, Providian and its Board of Directors shall be permitted to effect a Change in Providian Recommendation if and only to the extent that:

     (i) Providian shall have complied in all material respects with Section 7.10; and

     (ii) (A) Providian shall have received an Acquisition Proposal after the date of this Agreement and the Board of Directors of Providian shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) after giving effect to all of the adjustments which may be offered by Washington Mutual pursuant to clause (D) below, (B) Providian’s Board of Directors, based on the advice of its outside counsel, determines in good faith that failure to take such action would result in a violation of its fiduciary duties under applicable law, (C) Providian shall notify Washington Mutual, at least five Business Days in advance, of its intention to effect a Change in Providian Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnishing to Washington Mutual a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and (D) prior to effecting such a Change in Providian Recommendation, Providian shall, and shall cause its financial and legal advisors to, during the period following Providian’s delivery of the notice referred to in clause (C) above, negotiate with Washington Mutual in good faith (to the extent Washington Mutual desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. As used in this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of Providian concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be nationally recognized investment banking firms), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving Providian and not its Subsidiaries.

          (c) Nothing contained in this Agreement shall prevent Providian or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

          7.4 Legal Conditions to Merger.

          (a) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Providian shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and the Subsidiary Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Providian or Washington Mutual or any of their respective Subsidiaries in connection with the Merger, the Subsidiary Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a Materially Burdensome Regulatory Condition.

          (b) Subject to the terms and conditions of this Agreement, each of Washington Mutual and Providian agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Washington Mutual or Providian is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Section 8 hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

          7.5 Affiliates. Providian shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Providian to deliver to Washington Mutual, as soon as practicable after the date of this Agreement, and in any event prior to the date of the Providian Stockholders Meeting, a written agreement, in form and substance reasonably satisfactory to Washington Mutual, relating to required transfer restrictions on the Washington Mutual Common Stock received by them in the Merger pursuant to Rule 145.

          7.6 Stock Exchange Listing. Washington Mutual shall use its reasonable best efforts to cause the shares of Washington Mutual Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

          7.7 Employees; Employee Benefit Plans.

          (a) Washington Mutual shall, or shall cause the Surviving Corporation and its subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by Providian and its subsidiaries (the “Continuing Employees”) full credit for purposes of eligibility, vesting and benefit accruals under any employee benefit plans or arrangements maintained by Washington Mutual, the Surviving Corporation or any subsidiary of Washington Mutual or the Surviving Corporation (collectively, the “Washington Mutual Plans”), other than the Washington Mutual Pension Plan, Washington Mutual Supplemental Executive Retirement Accumulation Plan, Supplemental Employee Retirement Plan, the Washington Mutual Executive Target Retirement Income Plan, the Washington Mutual Retiree Welfare Plan or any “final average pay” defined benefit pension plan (collectively, the “Excluded Plans”), for such Continuing Employees’ service with Providian or any subsidiary of Providian (or any predecessor entity) to the same extent recognized by Providian and its subsidiaries, and (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Washington Mutual Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time, and (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits. Notwithstanding the foregoing sentence, for purposes of the Excluded Plans, Washington Mutual shall, or shall cause the Surviving Corporation and its subsidiaries to give the Continuing Employees credit for eligibility and vesting for purposes of the Washington Mutual Retiree Welfare Plan and the Washington Mutual Pension Plan.

          (b) From and after the Effective Time, and subject to the immediately following sentence, Washington Mutual shall, or shall cause the Surviving Corporation and its subsidiaries to, provide to the Continuing Employees with compensation and benefit arrangements that are no less favorable in the aggregate than the compensation and benefit arrangements that are provided to similarly situated employees of Washington Mutual. As soon as practicable after the Effective Time, Washington Mutual shall, or shall cause the Surviving Corporation and its subsidiaries to, cause the Continuing Employees to commence participation in such Washington Mutual Plans as are provided to similarly situated employees of Washington Mutual, and provided, further, that each Continuing Employee whose employment is terminated during the twelve-month period following the Effective Time (other than those individuals identified in Section 4.11(a) of the Providian Disclosure Schedule as having an employment, change of control, severance or similar type of agreement) shall be entitled to receive severance pay and benefits that a similarly situated employee of Washington Mutual would receive under the applicable Washington Mutual Plan that is a severance plan. In addition to the foregoing, with respect to all Paid Time Off (as such term is defined to include vacation, volunteer time, funeral time, school conferences, sick time and personal time, but not including sabbatical leave) that has been accrued through the Effective Time (“PTO”) by any Continuing Employee under the applicable PTO Plan, Washington Mutual shall, or shall cause the Surviving Corporation and its subsidiaries to, at its discretion, either pay the Continuing Employee his or her PTO as soon as practicable after the Effective Time or allow such Continuing Employee to convert such PTO into vacation or sick leave (or a combination thereof); provided, however, that any such converted PTO may be subject to a maximum cap, with any excess PTO to be paid in cash to the Continuing Employee as soon as practicable after the Effective Time. By no later than the date on which the Continuing Employees are placed on the Washington Mutual payroll system, the Continuing Employees shall receive a cash payment equal to their respective sabbatical leave accrued through the relevant payment date thereof. Notwithstanding anything set forth in this

Section 7.7 to the contrary, nothing set forth in this Section 7.7 shall give rise to the duplication of any benefits to any Continuing Employee.

          (c) The provisions of this Section 7.7 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Continuing Employees, present or former employees or directors, consultants or independent contractors of any of Providian or any of its subsidiaries, Washington Mutual or any of its subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.7) under or by reason of any provision of this Agreement. Nothing contained in this Section 7.7 or elsewhere in the Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Continuing Employee or, subject to the provisions of Section 7.7(a), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular Plan in accordance with its terms.

          7.8 Indemnification; Directors’ and Officers’ Insurance.

          (a) From and after the Effective Time, in the event of any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Providian or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Providian, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise or (ii) this Agreement, or any of the transactions contemplated hereby and all actions taken by an Indemnified Party in connection herewith, whether in any case asserted or arising before or after the Effective Time, Washington Mutual shall indemnify and hold harmless each such Indemnified Party, to the fullest extent to which such Indemnified Party would be entitled under applicable law and the By-Laws of Providian as in effect on the date of this Agreement, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking, to the extent required by applicable law, from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnified Party wishing to claim indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Washington Mutual thereof, provided that the failure to so notify shall not affect the obligations of Washington Mutual under this Section 7.8 except (and only) to the extent such failure to notify materially prejudices Washington Mutual.

          (b) Without limiting any of the obligations under paragraph (a) of this Section 7.8, Washington Mutual agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in Providian’s Certificate of Incorporation or Bylaws or in the corresponding constituent documents of any of Providian’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto; provided, however, that nothing contained in this Section 7.8(b) shall be deemed to preclude the liquidation, consolidation or merger of Providian or any Subsidiary thereof, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against Washington Mutual.

          (c) Washington Mutual shall use its best efforts to cause the persons serving as officers and directors of Providian immediately prior to the Effective Time to be covered for a period of six (6) years from the Closing Date by the directors’ and officers’ liability insurance policy or policies maintained by Providian (provided that (x) Washington Mutual may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are in the aggregate no less advantageous to such directors and officers of Providian than the terms and conditions of the existing directors’ and officers’ liability insurance policy of Providian, and (y) in no event will Washington Mutual be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Providian for such insurance (the “Insurance Amount”), and provided further, that if Washington Mutual is unable to maintain or obtain the insurance called for by this Section 7.8(c) as a result of the preceding clause (y), Washington Mutual shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

          (d) The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

          7.9 Advice of Changes. Washington Mutual and Providian shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Section 8 or give rise to any right of termination under Section 9 unless the underlying breach shall independently constitute such a failure or give rise to such a right.

          7.10 No Solicitation.

          (a) None of Providian, Providian’s Subsidiaries or any of their respective officers, directors, employees, agents, representatives and affiliates (collectively, “Representatives”) shall, directly or indirectly (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage in any negotiations concerning, or provide any nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal, (iii) waive any provision of or amend the terms of the Rights Agreement (or redeem the rights issued thereunder) in respect of an Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Washington Mutual or its affiliates or (v) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or execute or enter into any letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or propose or agree to do any of the foregoing; provided that, in the event Providian receives an unsolicited bona fide Acquisition Proposal and Providian’s Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, prior to the Providian Stockholders Meeting Providian may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (ii) above to the extent that the Board of Directors of Providian concludes in good faith (based on the advice of its outside counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided further that (x) prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Providian shall have entered into a confidentiality agreement with such third party on terms no less favorable to Providian than the Confidentiality Agreement, and (y) Providian shall also furnish to Washington Mutual a copy of any confidential data or information that it is furnishing to any third party pursuant to this Section 7.10(a) to the extent not previously furnished to Washington Mutual. Providian will immediately cease and cause to be terminated any activities, discussions or negotiations it or its Subsidiaries or any of their respective Representatives may have conducted before the date of this Agreement with any persons other than Washington Mutual with respect to any Acquisition Proposal and will use its (and will cause its Subsidiaries and their Representatives to use their) reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal, including by requiring the other parties thereto to promptly return or destroy any confidential information previously furnished by Providian or such Subsidiaries or Representatives thereunder and by using its reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms thereof in a court of competent jurisdiction. Providian will promptly (within one Business Day) advise Washington Mutual following receipt of any Acquisition Proposal, or of any request for nonpublic information or access to the books and records of Providian in connection with a possible Acquisition Proposal, describing the substance thereof (including the identity of the person making such Acquisition Proposal or request for information or access), and will keep Washington Mutual apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal and any material changes thereto) on a current basis (and in any event no later than 48 hours after the occurrence of such developments, discussions or negotiations). Without limiting the foregoing, Providian shall promptly, and in any event within 24 hours, notify Washington Mutual orally and in writing if it determines to begin providing information or to engage in negotiations concerning an Acquisition Proposal pursuant to this Section 7.10.

          (b) Providian agrees that any violation of the restrictions set forth in this Section 7.10 by any Representative of Providian or any of its Subsidiaries, at the direction or with the consent or prior knowledge or awareness of Providian or its Subsidiaries, shall be deemed to be a breach of this Section 7.10 by Providian.

          7.11 Subsequent Interim and Financial Statements. As soon as reasonably practicable and as soon as they are available, but in no event more than 15 days, after the end of each calendar month ending after the date of this Agreement, Providian shall furnish to Washington Mutual (i) consolidated and consolidating financial statements (including balance sheet, income statement and statement of changes in stockholders’ equity) of Providian and its Subsidiaries as of and for such month then ended and (ii) any key internal management reports relating to the foregoing. All information furnished by Providian to Washington Mutual pursuant to this Section 7.11 shall be held in confidence by Washington Mutual to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

          7.12 Reorganization. Neither Washington Mutual nor Providian shall take, or cause or permit any of its Subsidiaries to take, any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

          7.13 Exemption From Liability Under Section 16(b). Assuming that Providian delivers to Washington Mutual the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Washington Mutual, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Providian Insiders (as defined below) of Washington Mutual Common Stock in exchange for shares of Providian Common Stock, and of options to purchase Washington Mutual Common Stock upon conversion of Providian Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Providian to Washington Mutual prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all respects regarding the Providian Insiders, the number of shares of Providian Common Stock held by each such Providian Insider and the number and description of the Providian Options held by each such Providian Insider. “Providian Insiders” shall mean those officers and directors of Providian who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

          7.14 Management Consultation Meetings and Distribution of Information. From the date of this Agreement until the Effective Time, the Washington Mutual senior manager responsible for the integration of Washington Mutual and Providian set forth on Section 7.14 of the Washington Mutual Disclosure Schedule, and the Providian senior manager responsible for the integration of Washington Mutual and Providian set forth on Section 7.14 of the Washington Mutual Disclosure Schedule, shall confer on a regular basis regarding the business and operations of Washington Mutual and Providian.

8. CONDITIONS PRECEDENT

          8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. The agreement of merger contained in this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Providian entitled to vote thereon.

          (b) NYSE Listing. The shares of Washington Mutual Common Stock to be issued to the holders of Providian Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

          (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including without limitation the approvals of the OTS necessary to consummate the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

          (d) S-4 Effectiveness. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

          8.2 Conditions to Obligations of Washington Mutual. The obligations of Washington Mutual to effect the Merger are also subject to the satisfaction or waiver by Washington Mutual at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Providian set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 4.2(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Providian. Washington Mutual shall have received a certificate signed on behalf of Providian by the Chief Executive Officer and Chief Financial Officer of Providian to the foregoing effect.

          (b) Performance of Obligations of Providian. Providian shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Washington Mutual shall have received a certificate signed on behalf of Providian by the Chief Executive Officer and the Chief Financial Officer of Providian to such effect.

          (c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval which imposes any restriction or condition which constitutes a Materially Burdensome Regulatory Condition.

          (d) Tax Opinion. Washington Mutual shall have received an opinion of Simpson Thacher & Bartlett LLP, counsel to Washington Mutual, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code and (ii) each of Washington Mutual and Providian will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, such counsel may require and rely upon written representations from Providian and Washington Mutual.

          (e) Subsidiary Merger. All regulatory approvals required to consummate the Subsidiary Merger, including without limitation the approval of the OTS and any Other Regulatory Approvals with respect thereto, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Subsidiary Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Subsidiary Merger.

          8.3 Conditions to Obligations of Providian. The obligation of Providian to effect the Merger is also subject to the satisfaction or waiver by Providian at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Washington Mutual set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided further, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Washington Mutual. Providian shall have received a certificate signed on behalf of Washington Mutual by the Chief Executive Officer and the Chief Financial Officer of Washington Mutual to the foregoing effect.

          (b) Performance of Obligations of Washington Mutual. Washington Mutual shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Providian shall have received a certificate signed on behalf of Washington Mutual by the Chief Executive Officer and the Chief Financial Officer of Washington Mutual to such effect.

          (c) Tax Opinion. Providian shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to Providian, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, (ii) each of Providian and Washington Mutual will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) except to the extent of any cash consideration received in the Merger and except with respect to cash received in lieu of a fractional share interest in Washington Mutual Common Stock, no gain or loss will be recognized by any of the stockholders of Providian in the Merger. In rendering its opinion, such counsel may require and rely upon written representations from Providian and Washington Mutual.

9. TERMINATION AND AMENDMENT

          9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a) by mutual consent of Washington Mutual and Providian in a written instrument, if the Board of Directors of each so determines;

          (b) by either Washington Mutual or Providian if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger or, unless Washington Mutual shall have waived the condition set forth in Section 8.2(f), the Subsidiary Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the Merger or, unless Washington Mutual shall have waived the condition set forth in Section 8.2(f), the Subsidiary Merger;

          (c) by either Washington Mutual or Providian if the Effective Time shall not have occurred on or before March 31, 2006, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by either Washington Mutual or Providian (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 8 hereof;

          (e) by either Washington Mutual or Providian if any approval of the stockholders of Providian contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Providian Stockholders Meeting or at any adjournment or postponement thereof;

          (f) by Washington Mutual, if (i) the Board of Directors of Providian shall have failed to recommend the Merger, or shall have withdrawn, modified or changed in a manner adverse to Washington Mutual its recommendation of the Merger (or shall have disclosed its intention to withdraw, modify or adversely change such recommendation), (ii) Providian shall have materially breached the terms of Section 7.10 hereof in any respect adverse to Washington Mutual or Providian or its Representatives shall have participated in any discussions or negotiations regarding any Acquisition Proposal for more than twenty (20) days after the date on which such discussions or negotiations first commenced, or (iii) Providian shall have breached its obligations under Section 7.3 by failing to call, give notice of, convene and hold the Providian Stockholders Meeting in accordance with Section 7.3; or

          (g) by Washington Mutual if a tender offer or exchange offer for 25% or more of the outstanding shares of Providian Common Stock is commenced (other than by Washington Mutual or a Subsidiary thereof), and the Board of Directors of Providian recommends that the stockholders of Providian tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

          9.2 Effect of Termination.

          (a) In the event of termination of this Agreement by either Washington Mutual or Providian as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Washington Mutual, Providian, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Washington Mutual nor Providian shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (b) Providian shall pay Washington Mutual, by wire transfer of immediately available funds, the sum of $225,000,000 (the “Termination Fee”) if this Agreement is terminated as follows:

     (i) if this Agreement is terminated by Washington Mutual pursuant to Sections 9.1(f) or 9.1(g), then Providian shall pay the entire Termination Fee on the second Business Day following such termination; and

     (ii) if this Agreement is terminated by (A) Washington Mutual pursuant to Section 9.1(d) if the breach giving rise to such termination was willful, (B) by either Washington Mutual or Providian pursuant to Section 9.1(e) or (C) by either Washington Mutual or Providian pursuant to Section 9.1(c) without a vote of the stockholders of

Providian contemplated by this Agreement at the Providian Stockholders Meeting having occurred, and in any such case an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of Providian (or any person shall have publicly announced, communicated or made known a bona fide intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of the taking of the vote of the stockholders of Providian contemplated by this Agreement at the Providian Stockholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), then Providian shall pay (x) an amount equal to $75,000,000 on the second Business Day following such termination, and (y) if within 15 months after such termination Providian or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Providian shall pay the remainder of the Termination Fee on the date of such execution or consummation.

          (c) Any amount that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Washington Mutual.

          (d) For purposes of this Section 9.2, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

          (e) Providian and Washington Mutual agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement Washington Mutual would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Providian fails to pay Washington Mutual the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), Providian shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Washington Mutual in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

          9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Providian; provided, however, that after any approval of the transactions contemplated by this Agreement by Providian’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Providian stockholders hereunder other than as contemplated by this Agreement or which negatively impacts the intended tax treatment of the holders of Providian Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10. GENERAL PROVISIONS

          10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

          10.2 Expenses. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

          10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Washington Mutual, to:

Washington Mutual, Inc. 1201 Third Avenue Seattle, Washington 98101 Attention: Steve Rotella Facsimile: (206) 461-5739

with a copy to:

Washington Mutual, Inc. 1201 Third Avenue Seattle, Washington 98101 Attention: Todd Baker Carey Brennan Facsimile: (206) 461-5739 (206) 377-6244

and

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: Lee Meyerson Facsimile: (212) 455-2502

(b)	if to Providian, to:

Providian Financial Corporation 201 Mission Street San Francisco, California 94105 Attention: Ellen Richey Facsimile: (415) 278-6028

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: Craig M. Wasserman Facsimile: (212) 403-2000

          10.4 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Providian, Washington Mutual or any of their respective officers, directors, Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted. All schedules accompanying this Agreement and all information specifically referenced in any such schedule form an integral part of this Agreement, and references to this Agreement include reference to them.

          10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          10.6 Entire Agreement. This Agreement (together with the documents, schedules and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

          10.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law or the DGCL are applicable).

          10.8 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

          10.9 Publicity. Washington Mutual and Providian shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may upon the advice of outside counsel be required by law or the rules and regulations of the NYSE. Without limiting the reach of the preceding sentence, Washington Mutual and Providian shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Providian and its Subsidiaries shall (a) consult with Washington Mutual regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Washington Mutual with stockholder lists of Providian and (c) allow and facilitate Washington Mutual contact with stockholders of Providian and other prospective investors.

          10.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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          IN WITNESS WHEREOF, Washington Mutual and Providian have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

WASHINGTON MUTUAL, INC.

By:	/s/ Kerry K. Killinger

Name: Kerry K. Killinger
Title: Chairman and Chief Executive Officer

PROVIDIAN FINANCIAL CORPORATION

By:	/s/ Joseph W. Saunders

Name: Joseph W. Saunders
Title: Chairman, President and Chief Executive Officer